Minutes of the Special Meeting of Shareholders of the EUREKA FUNDS
June 27, 2002

A Special Meeting of the Shareholders of the Eureka Funds, a Massachusetts business trust (the "Funds"), was convened at Suite 1300, 60 State Street, Boston, Massachusetts, 02109 on Thursday, June 27, 2002, at 10:00 A.M. (the "Meeting"), pursuant to notice duly given in accordance with the By-laws of the Fund and the laws of the Commonwealth of Massachusetts.

Present at the Meeting were the Funds' Vice President, Mark R. Sichley, the Funds' Secretary, Martin R. Dean and authorized proxy to the shareholders, Mark R. Sichley and Martin R. Dean. Mr. Dean acted as Chairman of the Meeting and Mr. Sichley acted as Secretary of the Meeting.

	Mr. Dean called the Meeting to order and declared that the Board of Trustees of the Fund had fixed April 24, 2002, as the record date for purposes of determining the shareholders of the Fund entitled to vote at the meeting. Mr. Sichley reported that in accordance with the By-Laws of the Eureka Funds, notice of the Meeting was mailed to all shareholders commencing on May 21, 2002.

	The Chairman appointed Michael L. Cifelli of BISYS Fund
Services as Inspector of Election to determine the shareholders present in person or represented by proxy and entitled to vote at the meeting and to canvass the votes that might be taken at the meeting or at any adjournment thereof.

	The Secretary then presented to the meeting a certified list of the shareholders of record of each series of the Fund, as of the close of business on April 24, 2002, the record date. The Secretary also presented to the meeting (1) an affidavit of mailing to which were annexed copies of the notice of the Meeting, the form of proxy for use at the Meeting and the accompanying proxy statement, (2) a certified list of shareholders of record on the record date and (3) the subscribed oath of the Inspector of Election.

The Inspector of Election, having examined the list of shareholders and all proxies, submitted his Report. The Secretary announced that, as of the record date, the total number of shares of each series of the Fund outstanding and entitled to vote, and the number of shares outstanding and entitled to vote that were present in person or represented by proxy at the meeting were as follows:

Number of Shares Outstanding Entitled to Vote:

Eureka Prime Money Market Fund
388,670,716
Eureka U.S. Treasury Obligations Fund
152,909,805
Eureka Investment Grade Bond Fund
14,365,841
Eureka Global Fund (formerly the Global Asset Allocation Fund)		5,258,057
Eureka Equity Fund
25,106,190



Number of Shares Voted - Present or by Proxy

Eureka Prime Money Market Fund
239,931,498
Eureka U.S. Treasury Obligations Fund
90,147,769
Eureka Investment Grade Bond Fund
14,233,188
Eureka Global Fund
5,180,960
Eureka Equity Fund
24,814,383

There being a majority of shares of each series of the Fund entitled to vote present in person or represented by proxy, t he Chairman then declared that a quorum was present and commenced with the business of the Meeting. The Chairman outlined rules for the conduct of the meeting and for voting and discussion of the proposal to come before the Meeting.

	The Chairman stated that the first item of business was Proposal No. 1 concerning the approval of the investment advisory agreement.

	Proposal 1: To approve a new Investment Advisory Agreement between Eureka Investment Advisors, Inc. and Eureka Funds, on behalf of each of the Eureka Prime Money Market Fund, the Eureka U.S.
Treasury Obligations Fund, the Eureka Investment Grade Bond Fund, the Eureka Global Fund, and the Eureka Equity Fund.

The shareholders present in person or represented by proxy and entitled to vote at the meeting having voted, the Inspector of Election submitted his Report to the Secretary.

	With respect to the proposal concerning the approval of the investment advisory agreement, the Secretary read the Report of the Inspector of Election and announced the number of votes cast in favor of Proposal 1:

The number and percentages of votes cast voting FOR Proposal 1:

Eureka Prime Money Market Fund		230,034,338  (59.18% of
outstanding shares)
Eureka U.S. Treasury Obligations Fund	90,147,769    (58.95% of
outstanding shares)
Eureka Investment Grade Bond Fund		14,231,636    (99.06% of
outstanding shares)
Eureka Global Fund				5,179,847      (98.51% of
outstanding shares)
Eureka Equity Fund				24,810,842    (98.82% of
outstanding shares)

With respect to the proposal concerning the approval of the investment advisory agreement, the Secretary read the Report of the Inspector of Election and announced the number of votes cast against Proposal 1:

The number and percentages of votes cast AGAINST Proposal 1:

Eureka Prime Money Market Fund		5,693  (.0000014% of
outstanding shares)
Eureka U.S. Treasury Obligations Fund	0         (0% of outstanding
shares)
Eureka Investment Grade Bond Fund		0         (0% of outstanding
shares)
Eureka Global Fund				0         (0% of outstanding
shares)
Eureka Equity Fund				0         (0% of outstanding
shares)

With respect to the proposal concerning the approval of the investment advisory agreement, the Secretary read the Report of the Inspector of Election and announced the number of votes cast in abstention of Proposal 1:

The number and percentages of votes cast voting ABSTAIN Proposal 1:

Eureka Prime Money Market Fund		9,891,467  (2.54% of
outstanding shares)
Eureka U.S. Treasury Obligations Fund	0                (0% of
outstanding shares)
Eureka Investment Grade Bond Fund		1,552         (.01% of
outstanding shares)
Eureka Global Fund				1,113         (.02% of
outstanding shares)
Eureka Equity Fund				3,541         (.01% of
outstanding shares)

The Chairman then confirmed that this result constitutes the affirmative vote of a majority of the votes cast, as described in the Proxy Statement, for each series of the Fund and therefore the new Investment Advisory Agreement between Eureka Investment Advisors, Inc. and Eureka Funds, on behalf of each of the Eureka Prime Money Market Fund, the Eureka U.S. Treasury Obligations Fund, the Eureka Investment Grade Bond Fund, the Eureka Global Fund, and the Eureka Equity Fund, was approved.

There being no further business to come before the meeting, the meeting was adjourned at 10:25 A.M.



							Respectfully submitted,


Mark R. Sichley
							Secretary
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